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                                  EXHIBIT 99.1

Media Contact:
Amy McKnight
Associate Director, Public Affairs
Biogen, Inc.
Tel: (617) 914-6524


Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen, Inc.
Tel: (617) 679-2812



               BIOGEN ANNOUNCES IMPROVED PERFORMANCE EXPECTATIONS

                      FOR FIRST QUARTER AND FULL YEAR 2003

                                      - - -
                      FIRST QUARTER 2003 GUIDANCE INCREASED

              BASED ON ROBUST REVENUES AND OPERATIONAL EFFICIENCIES

                                      - - -
          FULL YEAR OPERATING 2003 GUIDANCE INCREASED TO $1.72 - $1.85

                                      - - -

For Immediate Release

Cambridge, MA (April 2, 2003) -- Biogen, Inc. (NASDAQ: BGEN) today announced revised guidance for first quarter 2003 earnings per share which are now expected to be in the range of $0.39 - $0.43. Included in this estimate are $0.08 per share of one-time charges. First quarter operating earnings per share are expected to be in the range of $0.47 - $0.51. This is an increase over the previous guidance of $0.31 - $0.38 provided on January 28, 2003. Total revenues for the first quarter are expected to be about $320 million.

Jim Mullen, Biogen's Chairman and CEO, commented, "As we entered 2003, it was clear that our performance would hinge on our ability to execute on a series of key goals:

-     driving the AVONEX(R) (Interferon beta-1a) business

- leveraging the investments of the past two years to deliver efficiencies in research and development, as well as sales and marketing, and


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-     launching AMEVIVE(R) (alefacept) and establishing a trajectory toward our
      3 year revenue goal.

Reviewing our first quarter results and trends, we've concluded that we are already succeeding on our first two goals. It is still early, but the AMEVIVE launch is progressing in line with our first quarter goals. The number of physicians expressing interest during the first eight weeks of launch has exceeded our expectations."

At the end of March, over 600 physicians have initiated nearly 2,000 patients into the process of insurance verification. As with any new in-office injectable therapy, the reimbursement process can take several weeks. Among patients who have completed this process, more than 90 percent have received coverage for AMEVIVE. As planned, the Company expects AMEVIVE dosing to gain even more momentum over the next quarter with increased revenue ramp in the second half of the year as the reimbursement process accelerates, and physicians become more familiar with a novel in-office injectable.

Accordingly, the Company anticipates that these first quarter trends will lead the full year operating performance to the favorable end of the guidance ranges in the revenue and operating expense line items issued on January 28, 2003. As a result, the Company has updated its full year 2003 operating earnings per share guidance upwards to $1.72 - $1.85 from its prior guidance of $1.63 - $1.78. Guidance for full year 2003 reported earnings per share, which is the most comparable GAAP-based financial measure to operating earnings per share, is not currently accessible as the Company cannot predict with any certainty the nature or the amount of non-operating or unusual charges for subsequent quarters. The Company does, however, anticipate that it may have to take such charges in subsequent quarters and that such charges, if material, would cause reported earnings per share to differ from operating earnings per share.

Net income for 2002 was $199 million, or $1.31 per share, which included $0.28 per share of net non-operating or unusual charges. Excluding these charges, 2002 operating earnings were $242 million, or $1.59 operating earnings per share.

A full review of the first quarter results and an update on the progress of the AMEVIVE launch will be provided on the first quarter earnings conference call on April 17, 2003.

ABOUT BIOGEN

Biogen is the world's oldest independent biotechnology company and a leader in biologics research, development and manufacturing. A pioneer in leading edge research in immunology, neurobiology and oncology, Biogen brings novel therapies to improve patients' lives around the world through its global marketing capabilities. For press releases and additional information about the company, please visit http://www.biogen.com.

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FORWARD LOOKING STATEMENTS / SAFE HARBOR

This press release contains forward-looking statements regarding expected future financial results. These statements are based on the Company's current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, including earnings per share, expenses, revenues, revenue growth, income tax rate, royalties and capital expenditures, may be affected by the impact of competitive products on AVONEX sales, any slowing of growth of the multiple sclerosis market, any change in market acceptance of AVONEX in key markets worldwide, the Company's ability to achieve market acceptance of AMEVIVE and successfully launch AMEVIVE in the U.S., the impact of reimbursement and pricing decisions related to AMEVIVE, the impact of competitive products on AMEVIVE sales, the impact of litigation, any unanticipated increase in expenses including in the areas of research and development and sales and marketing, and in-licensing and product opportunities.

For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company's other activities see the Outlook section in MD&A of the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.